LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the "Agreement") is made and entered into as of November 6, 2007 (the "Effective Date") by and between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("Landlord"), and BroadVision, Inc., a Delaware corporation ("Tenant"), in the following factual context:

A.	Landlord, (as successor-in-interest to MPTP Holding, LLC, a Delaware limited liability company, as the successor-in-interest to Martin/Campus Associates, No. 2, L.P., a Delaware limited partnership, as the successor-in-interest to Martin/Campus Associates, L.P., a Delaware limited partnership), and Tenant are parties to that certain Lease Agreement dated February 5, 1997, as amended by that certain First Amendment to Lease dated as of December 3, 1997, and the Second Amendment of Lease dated as of October 1, 2004 (collectively, the "Lease"), with respect to certain premises described therein consisting of approximately 59,220 square feet (the "Premises"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

B.	Tenant entered into a sublease dated November 30, 2005 as amended by that certain First Amendment to Sublease dated November 2, 2006, and the Second Amendment to Sublease dated November 16, 2006 (the "Sublease") with Big Band Networks, Inc., a Delaware Corporation (the "Sublessee"), covering the premises more particularly described in the Sublease (the "Subleased Premises").

C.	Landlord and Tenant now desire to terminate the Lease on the terms and conditions set forth in this Agreement.

D.	In connection with the termination of the Lease, Tenant shall sell to Landlord certain personal property located on the Premises.

NOW THEREFORE, Landlord and Tenant (collectively referred to as the "Parties" or individually as "Party") agree as follows:

1.	Lease Termination. Subject to Tenant's performance of its obligations under this Agreement, Landlord and Tenant agree to terminate the Lease effective as of October 31, 2007 (the "Termination Date"). Tenant shall surrender to Landlord the Premises and all of Tenant's right, title and interest in and to the Lease as of the Termination Date.

2.	Assignment of Sublease. As of the Termination Date: (i) Tenant hereby assigns the Sublease to Landlord and Landlord accepts full and complete liability for the Sublease from and after the Termination Date; (ii) Tenant shall remit Sublessee's security deposit (the "Sublessee Security Deposit") in the amount of Fifty Thousand Thirty-One and 38/100 Dollars ($50,031.38) for the Subleased Premises to Landlord within five (5) days after the Effective Date; and (iii) Landlord hereby releases Tenant from all claims Landlord may have in connection with the Sublease and/or Sublessee's performance or failure to perform thereunder.

3.	Termination Fee. In consideration for the termination of the Lease, and in full satisfaction of all outstanding obligations of Landlord and Tenant under the Lease: (i) Tenant shall convey to Landlord certain personal property located on the Premises pursuant to a Bill of Sale attached hereto as Exhibit A (the "Bill of Sale"); and (ii) Tenant shall pay Landlord the sum of One Hundred Eleven Thousand Three Hundred Seventeen and 12/100 Dollars ($111,317.12) (the "Termination Fee"). The Termination Fee has been calculated as set forth in Exhibit B.

4.	Rent. Upon delivery of the Bill of Sale and the Termination Fee, Landlord shall be deemed to have released Tenant as of the Termination Date from all claims for rent, additional rent, tenant improvement costs, management fees, common area maintenance costs, real property taxes and impositions, insurance premiums, late charges, interest, and taxes due and payable after the Termination Date, and all other obligations arising under the Lease after the Termination Date.

5.	Security Deposit. Pursuant to Paragraph 7 of the Lease, Landlord shall return Tenant's Security Deposit or the letter of credit, to Tenant within five (5) days after Landlord's receipt of the Sublessee Security Deposit.

6.	Mutual Release. Subject to delivery of the Bill of Sale and the Termination Fee, as of the Termination Date, for good and valuable consideration, the receipt of which is hereby acknowledged, each Party, on behalf of itself and its officers, directors, shareholders, employees, attorneys, insurers, agents, representatives, successors and assigns (collectively, "Releasors"), hereby intentionally and unconditionally fully releases, acquits and forever discharges the other Party, its officers, directors, shareholders, employees, attorneys, insurers, agents, representatives, successors and assigns (collectively, "Releasees"), from all or any manner of rights, claims, demands, actions in law or equity, obligations, damages, debts and liabilities, of any kind or nature whatsoever, whether known or unknown, whether now existing or hereinafter arising, suspected or claimed, liquidated or unliquidated, accrued or unaccrued, fixed or contingent (collectively, the "Claims") from or relating in any manner to the Lease or the Sublease (the "Release"). Each Party understands and expressly waives any rights or benefits available to it under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows:

CIVIL CODE 1542: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

7.	Voluntary and Knowledgeable Granting of Release. Each Releasor hereby declares that it knows and understands the contents of the Release, that it has been recommended that it seek advice from its own attorneys with respect to its rights and obligations and with respect to the execution of the Release and this Agreement, and that the Release and this Agreement have been executed voluntarily by it. Each Releasor understands and agrees that after signing this Release it cannot proceed against Releasees with respect to any Claims.

8.	General Provisions.

8.1	Right and Authority to Give Release. The Parties each represent and warrant to the other that as of the date of execution of this Agreement it has the sole right and authority to execute this Agreement on behalf of itself and has not assigned, transferred, conveyed, or otherwise disposed of any Claim surrendered by virtue of this Agreement.

8.2	Entire Agreement. This Agreement, and all exhibits attached hereto, sets forth the entire understanding of the Parties relating to the lease termination it contemplates, and supersedes all prior understandings, whether written or oral. There are no obligations, commitments, representations or warranties relating to them except those expressly set forth in this Agreement.

8.3	Waiver/Modification/Amendment. No purported amendment of this Agreement, or waiver, discharge or termination of any obligation under it, or anything else which purports to affect its terms or interpretation, shall be enforceable or admissible unless, and then only to the extent, expressly set forth in a writing signed by the Party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment or waiver or have any other effect on this Agreement. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstances, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.

8.4	Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and each and all of their respective officers, directors, employees, shareholders, agents, attorneys, predecessors, successors, assigns, parents, subsidiaries, divisions and affiliates of any kind, and each of them, as if they were Parties hereto.

8.5	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed in California.

8.6	Construction of Agreement. For purposes of construction, this Agreement, and each provision or clause of this Agreement, shall be deemed to have been jointly drafted by both Parties, and any uncertainty or ambiguity existing herein, shall not be interpreted against either Party, but shall be interpreted according to the rules of interpretation of contracts.

8.7	Headings. The headings in this Agreement are for purposes of reference only and shall not limit, enlarge or otherwise affect any term or provision of this Agreement.

8.8	Severability. The provisions of this Agreement are severable. If any provision or term of this Agreement or its application to any entity or circumstance shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected and every other provision of the Agreement shall be enforced to the fullest extent permitted by law.

8.9	Attorneys' Fees. In the event that any Party shall institute any action or proceeding against the other relating to the provisions of this Agreement, or any default hereunder, the Party or Parties not prevailing in the action or proceeding shall reimburse the prevailing Party for all reasonable attorneys' fees and all costs or disbursements incurred in connection therewith by the prevailing Party including, without limitation, any fees, costs or disbursements incurred on any appeal from the action or proceeding.

8.10	Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by the exchange of facsimile, .pdf or other electronic image file copies of the executed counterpart signature pages, which shall be considered the equivalent of ink signature pages for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California
By: /s/ Steve Elliott Name: Steve Elliott Its: Managing Director
BROADVISION, INC., a Delaware corporation
By: /s/ Shin-Yuan Tzou Name: Shin-Yuan Tzou Its: Chief of Staff